SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 WATCHOUT! INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

         UTAH                        0-114244                     84-0959153
(STATE OR OTHER JURISDICTION      (PRIMARY STANDARD         (I.R.S. EMPLOYER
  OF INCORPORATION OR          INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
   ORGANIZATION)                   CODE NUMBER)

                           7272 WISCONSIN AVENUE #300
                            BETHESDA, MARYLAND 20814
                               Ph# (888) 261-2887
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                          SUITE 810, 808 4th AVENUE SW
                            CALGARY, ALBERTA T2P 3E8
                               Ph# (403) 269-1010
              (ADDRESS AND PRINCIPAL PLACE OF BUSINESS OR INTENDED
                          PRINCIPAL PLACE OF BUSINESS)

                                TODD A. VIOLETTE
                              CHAIRMAN OF THE BOARD
                           7272 WISCONSIN AVENUE #300
                            BETHESDA, MARYLAND 20814
                               Ph# (888) 261-2887
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the
Securities Act registration statement for the same offering.     [X]

If this is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         Calculation of Registration Fee
Title of each                                                             Proposed                   Amount
Class of securities        Amount to be      Proposed Maximum          Maximum Aggregate               of
To be registered           Registered        offering price            offering price            registration fee
-------------------------------------------------------------------------------------------------------------------
Common Stock               8,562,384
Common Stock               5,000,000             $.30
Common Stock              13,562,384                                    $4,068,715.20                $1,074.14

-------------------------------------------------------------------------------------------------------------------

Total Registration Fee     $1,074.14

-------------------------------------------------------------------------------------------------------------------


Notes to Calculation of Registration Fee:

The registration fee was calculated using the market price of our common equities on the day this document was prepared. Therefore, the fee calculation was furnished in reference to provisions of Rule 457(o).

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION - [January 12, 2001]



                                   PROSPECTUS

                                5,000,000 SHARES

                                [WATCHOUT! LOGO]

                                  COMMON STOCK

This prospectus relates to an aggregate 13,562,384 shares of common stock of Watchout! Inc., of which 8,562,384 may be offered for sale by persons who have acquired such shares in certain acquisitions of businesses by us or in certain other private transactions and 5,000,000 shares which are offered for sale by the company. We have registered 8,562,384 shares under the Securities Act of 1933 on behalf of the stockholders so that they can sell them in a public offering or other distribution. We will receive the proceeds from the sale of the 5,000,000 shares.

Our common stock currently trades on the Over-The-Counter-Bulletin Board under the symbol "WATC."

SEE "RISK FACTORS" TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is January __, 2001

                                TABLE OF CONTENTS

                                                                                             Page

Prospectus Summary .......................................................................   1
Risk Factors..............................................................................   2
Use of Proceeds...........................................................................  10
Determination of Offering Price...........................................................  11
Dilution..................................................................................  11
Security Ownership of Certain Beneficial Owners and Management............................  12
Plan of Distribution......................................................................  13
Legal Proceedings.........................................................................  15
Directors, Executive Officers, Promoters and Control Persons..............................  16
Selling Security Holders..................................................................  17
Description of Securities.................................................................  21
Disclosure of Commission Position if Indemnification for Securities Act Liabilities.......  22
Organization Within The Last Five Years...................................................  22
Description of Business...................................................................  23
Management's Discussion and Analysis or Plan of Operation.................................  32
Description of Property...................................................................  33
Certain Relationships and Related Transactions............................................  33
Market for Common Equity and Related Transactions.........................................  33
Executive Compensation....................................................................  34
Financial Statements...................................................................... F-1


                               PROSPECTUS SUMMARY

You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our financial statements and related notes included elsewhere in this prospectus.

OUR COMPANY

We provide business facilitation services and application services to small and medium sized businesses. Our application services enable software applications to be deployed, managed, supported and upgraded from centrally located servers, rather than on individual desktop computers. The application service market is expected to grow to over $11.0 billion in 2003. We intend to use our application services and business facilitation capabilities to grow our business.

We believe that the following factors are driving the growth of our business facilitation and application services:

     - The increasing need for complex software applications, the constant need to upgrade software applications and the growing demand for faster software integration and deployment, which necessitate more centralized information management systems,

     - The scarcity of information technology professionals, making it expensive and difficult for companies to operate and manage software on their own,

     - The decline in telecommunication costs and the increasing availability of bandwidth, making it less costly to connect remote users to a central data center,

     - The growing demand for remote and shared access to software solutions, and

     - The increasing number of software applications and types of computer devices requiring integration expertise that is not available to, or is increasingly expensive for, many companies.

Our goal is to provide our application services and business facilitation services with speed, simplicity and reliability. By outsourcing all or part of their information technology needs, our customers can reduce their information technology staff and focus on their core competencies. Our secure, reliable and high-performance system for delivering software applications to multiple users over a variety of hardware systems provides a flexible, cost-effective solution for our customers.

As of mid November 2000, we began providing integrated Business-to-Business solutions via the ASP model for large industrial customers in addition to providing our existing business facilitation services offering to small to medium companies primarily involved in the Business-to-Consumer (B2C) marketplace. The B2B market facilitated $177 billion in transactions in 1999, making it nine-times larger than the B2C market for the same time period.

To support this new initiative, we are negotiating strategic partnerships with several major corporations whose technology and industry contacts compliment our vision and would benefit from our proprietary e-commerce package now utilized by our existing customers. In addition we are actively exploring potential mergers that would provide strategic components for this indicative.

OUR ADDRESS AND TELEPHONE NUMBER

The address of our principal executive office is 7272 Wisconsin Avenue, Suite #300, Bethesda, Maryland, 20814. Our telephone number is (888) 261-2887. Our website address is www.cormaxinc.com. Information contained on our website does not constitute part of this prospectus and our address should not be used as a hyperlink to our website.

This prospectus contains trademarks and names of persons other than Watchout! Inc., which are the property of their respective owners.

                                  THE OFFERING

Common stock outstanding as of January 8, 2001...............12,129,921 shares

Common stock being offered by Selling Stockholders............8,562,384 shares

Common Stock being offered for sale in this prospectus........5,000,000 shares

Common stock outstanding after this offering.................17,895,833 shares

Over The Counter Bulletin Board symbol........................WATC


The total number of shares outstanding after the offering is based on 12,129,921 shares outstanding as of January 08, 2001 and 5,000,000 shares of common stock offered for sale by this prospectus.

All of the shares that are being offered by selling stockholders and the company must deliver a copy of this prospectus to persons who buy them. The selling stockholders will probably sell the shares at prevailing market prices, through broker-dealers, although they are not required to do so. The selling stockholders will retain all of the proceeds of their sales, except for commissions they may pay to broker-dealers. We will not receive any money from the selling shareholders. The company plans to sell the 5,000,000 shares from treasury to accredited purchasers.

                                  RISK FACTORS

ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS CAREFULLY BEFORE INVESTING IN OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS AND UNCERTAINTIES THAT WE FACE OR THAT MAY AFFECT OUR BUSINESS. IF ANY OF THE RISKS DESCRIBED BELOW ACTUALLY OCCUR, OUR BUSINESS COULD BE AFFECTED SIGNIFICANTLY. THIS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT YOU PAID FOR OUR COMMON STOCK.

                             RELATIVE BUSINESS RISKS

OUR BUSINESS HAS LIMITED OPERATING HISTORY AND THERE ARE A LARGE NUMBER OF RISKS ASSOCIATED WITH OUR BUSINESS IN THE DEVELOPMENTAL STAGES.

Our business is unproven and is in the developmental stages. Our limited operating history makes it difficult to evaluate our business operations. We expect to invest significant amounts of money in our operation in research and development, promoting our company and services, expanding our facilities and hiring new employees. The risks of a new business include:

     - Obtaining a customer base and proving our products and service to be a cost-effective and reliable choice by our customers.

     - The ability to generate revenues that exceed the costs incurred by our operations.

     - We expect to continue incurring significant costs as we acquire new customers and further develop and implement our products and services.

     - We need to develop relationships with both software providers and software vendors.

     - Establishing our name in the market and working towards acquiring a share in the market.

In addition to the listed risks we will need to raise a substantial amount of capital to assure that our business plan is successful.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOWS AND WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOWS DURING OUR START UP PERIOD.

We will spend significant amounts on developing and refining our service model and will continue to incur losses as our business develops. Our business has not yet generated sufficient revenue to fund our operations without the use of external financing and other capital pools. We will continue to incur fixed costs as we expand our business both through marketing and hiring additional staff members as needed to support our business. We will be investing in technology, capable personnel and business acquisitions to grow our company. If we are unable to generate adequate revenue we may not be able to continue to operate our business, and you could lose your investment.

OUR GROWTH IS DEPENDENT ON THE ACCEPTANCE OF OUTSOURCING INTERNET BASED BUSINESS AND THE USE OF BUSINESS SERVICE PROVIDING. THE DEMAND FOR OUR SERVICE IS UNCERTAIN AND WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS TO OPERATE PROFITABLY.

The Application Service Providing (ASP) industry is still in its infancy and has only started to expand rapidly. Our business services are dependent on the acceptance of Internet-based business solutions. Some risks involved with the acceptance of our services are:

     - Our customers must have confidence in our ability to provide a private and secure transaction medium.

     - We must prove to our customers that the use of an Internet based service will be consistent and reliable.

     - Failure by any other application service providers to deliver reliable service to their customers may reflect on us.

     - Any incompatibilities that may arise between our existing services and our customers.

     - Industry growth is unpredictable and may not grow at the rate that is expected in the next few years.

     - Our inability to effectively market our services to potential customers in a cost-effective manner.

If any or all the above risks occur the ASP industry may not continue to be a profitable venture for new ASP based companies.

THE ABILITY OF OUR MANAGEMENT TEAM TO ADDRESS OUR MARKET AND FACILITATE THE GROWTH OF OUR COMPANY SUCCESSFULLY.

Our success in the industry is dependent on our ability to implement our service strategy and manage it appropriately. Our continuous growth will place significant demands on our management team. If we are unable to manage the expansion of our operations we may not be able to grow at a pace that will enable us to gain success in the market. In order to successfully manage our growth we must

     - Expand our employee base and train our support staff effectively to meet the demands of our growth.

     -    Expanding our infrastructure to meet service demands.

     -    Improve our financial and operational resources.

If these issues are not addressed our growth may not be substantial enough to support more demanding financial conditions and operating results will be adversely affected.

OUR QUARTERLY OPERATING REVENUE MAY DEVIATE SIGNIFICANTLY, CAUSING THE PRICE OF OUR COMMON STOCK TO FLUCTUATE.

Our quarterly revenues may be unpredictable and may cause significant volatility in the price of our common stock. There is a very good chance that our operating results will fall below expected values of the shareholders and analysts. Some of the factors which might cause the common stock price to fluctuate may include:

     -    Rising costs of expanding our operations.

     - The ability to acquire new customers and maintain effective relationships with our existing ones.

     - The amount of capital expenditure needed and the timing at which it is required.

     - Fixed costs of software licensing or cost of application use and deployment.

     -    Our ability to sign our customers to multi-year contracts.

     -    The introduction of new business services.

     -    Fluctuation of competitors pricing and/or changing our own pricing.

     - The length of time necessary to set-up, implement and establish a connection with our customers.

     - The ability to recruit, train and maintain highly skilled employees in all areas of expertise.

The factors listed above are some of the elements that cause fluctuations and unpredictable changes in common stock price.

WE MAY REQUIRE ADDITIONAL INVESTMENT CAPITAL TO FUND OUR OPERATIONS AND ASSIST IN FINANCING OUR GROWTH. IF WE ARE UNABLE TO DO SO UNDER ACCEPTABLE TERMS THIS COULD AFFECT THE OPERATING RESULTS OF OUR COMPANY.

If we require additional funding to help facilitate growth we may have to incur extra debt. Another option is our ability to sell equity in our company. If we raise money through this modality there is a risk of price fluctuation in our common stock price. In addition, the new issuance of securities may cause dilution and loss of percentage of ownership. If we do not obtain financing through acceptable terms this may affect future growth or expansion.

WE MUST BE ABLE TO EVOLVE AND GROW WITH CHANGING TECHNOLOGY AS THE INDUSTRY DIVERSIFIES.

Technology in this industry is rapidly changing for both computer hardware and software including upgrades to existing systems. Rapidly changing technology will always pose a risk to our industry. If we are unable to meet the demands of our customers technological needs our competitiveness will be diminished considerably. Several factors need to be considered when responding effectively to changing technology:

     - The need for the industry's leading technical expertise to ensure any new technology can be integrated properly.

     - Have on-going performance evaluation to ensure our services succeed industry standards and our existing services remain reliable.

     - As the needs of our customers change we must provide new applications and services.

With technology changing so rapidly the risk of not being able to change with all our customers needs in a timely fashion is a concern. If our services do not meet the needs of changing technology this could affect the operational results of our services.

WE ARE DEPENDENT ON SOFTWARE AND HARDWARE VENDORS TO PROVIDE US WITH APPLICATION SERVICES AND PRODUCTS. IF ANY VENDOR FAILS TO DELIVER PRODUCTS OR SERVICES THIS COULD ADVERSELY AFFECT OUR BUSINESS.

Our business is dependent on software and hardware vendors to supply us with application software and necessary hardware for delivery of our service. Our license agreements with these vendors are for varied periods of time, if our agreements with these parties are disrupted for any reason this could affect our ability to offer our services. Some of the risks involved with vendor relationships:

     - If the ability to license a product from a vendor becomes prohibited by the vendor.

     - If we change vendors from which we license our service software this may disrupt our service offerings.

     - If any of the vendors we deal with experienced financial difficulty this could affect the availability of the software.

     - If new product offerings are not compatible with existing service packages.

All of these risks may present a possible disruption of our application services and may stop some of the availability of our products. Changes in services may require substantial time and expense to integrate new service requirements.

ACQUISITIONS BY OUR COMPANY MAY PRESENT A RISK TO OUR BUSINESS.

If the right investments present themselves, growth through acquisition may occur. If we are successful in making an acquisition there are always risks associated with investment. These associated risks may affect our operation of business:

     - Our acquisitions may lead us in a new direction of business that we were previously not experienced in.

     - We may encounter barriers when trying to integrate any new business into our existing operations.

     - The acquisition price may be a greater cost than the value presented with the acquisition itself.

     - Our business process may be disrupted by the acquisition diverting management's attention away from the core of our business.

     - We may have difficulties identifying prospective acquisitions and acquiring them under favorable terms.

     - We may be unable to retain management and key personnel of the acquired business.

     - A change in management may create interpersonal difficulties with the acquired company's existing employees.

     - There may be unforeseen liabilities that may not have been clear at the time of acquisition.

With any acquisition debt may be incurred as well as securities issued to pay for the acquisition which may present dilution of the common stock for the original shareholders.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD AFFECT ANY COMPETITIVE ADVANTAGE WE HAVE ESTABLISHED IN THE INDUSTRY. THIS MAY HAVE ADVERSE AFFECTS ON OUR FINANCIAL CONDITION AS WELL AS THE OPERATIONS OF OUR COMPANY.

There is no assurance that the integrity of our intellectual property can be maintained. There is no way to entirely protect our intellectual property from third-party development of competitive products and services. Misappropriation of our intellectual property is protected to the best of our ability, although as the industry expands there is a greater risk associated with trying to protect our intellectual property.

INFRINGEMENT CLAIMS AGAINST OUR COMPANY, EVEN WITHOUT MERIT CAN HAVE ADVERSE AFFECTS ON THE COURSE OF OUR BUSINESS.

Other companies may claim that our service and product offerings infringe on their proprietary rights. Any infringement claim, even without merit can consume time and can be very costly causing delays in our ability to efficiently operate our business. Infringement claims can cause the issuance of large licensing fees and royalty fees.

THE SERVICES WE PROVIDE WILL BE ADVERSELY AFFECTED BY ANY SECURITY RISKS PERCEIVED BY OUR CUSTOMERS.

The secure transmission of confidential information is an essential part of our service. We will provide substantial investment to ensure that the highest levels of security are in place to avoid any breach of security. Although the highest standards will be met we cannot guarantee that our security is impenetrable.

THE SUCCESS OF OUR COMPANY IS DEPENDENT ON OUR ABILITY TO RECRUIT AND MAINTAIN QUALITY PERSONNEL.

Our future success is highly dependent on our ability to attract and retain highly skilled executive officers, IT support personnel, sales and marketing members. The risk of one of our competitors recruiting one of our trained employees could affect the operation of our company. Qualified IT support is currently in high demand and hard to retain, without highly skilled individuals we will not be able to maintain the service standards required by our customers.

IF WE FAIL TO MEET OUR CONTRACTUAL OBLIGATION FOR OUR SERVICES, OUR CUSTOMERS MAY BE ENTITLED TO FREE SERVICES OR CREDIT FOR SERVICE.

We provide our customers a guaranteed service fulfillment. If we fail in any way to meet the service levels we have promised, our customers are entitled to credit for free services. If we continue to provide unacceptable service levels, our customers retain the right to cancel their service agreement with us.

THE PRICE OF OUR COMMON STOCK MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS DUE TO VARIOUS MARKET CONDITIONS.

The market price of our common stock may fluctuate causing market volatility for several reasons:

     - General market conditions can cause significant fluctuations in our stock price.

     - Volatility of our competitors stock in the market may affect the value of our stock price.

     - Earning estimates by analysts may fluctuate and may change the market conditions.

     -    Expansion in the form of acquisition or news relative to the industry.

     -    Various changes in information technology and application services.

     -    New product announcement and deployment.

OUR COMMON STOCK PRICE COULD BE AFFECTED BY AN INCREASE NUMBER OF SHARES BEING AVAILABLE.

Sales of our common stock in large quantities could adversely affect the price of the stock and could also hinder our ability to raise capital through additional equity financing.

INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR PURCHASE.

Investors in common stock will pay an assessed per share price that will exceed the net tangible price per share of the security causing dilution of their investment.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF WATCHOUT! INC.'S STOCK DUE TO FEDERAL PENNY STOCK REGULATIONS.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. Because Watchout!'s securities constitute a "penny stock" within the meaning of the rules, the rules would apply to Watchout! and its securities. The rules may further affect the ability of owners of Watchout!'s shares of stock to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stocks often are unable to sell stock back to the dealer that sold them the stock. The mark ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     - Control of the market for the security by one or a few broker-dealers that are often related

     -    To the promoter or the Issuer;

     - Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     - "Boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     - Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

     - The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

                   NOTES REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve significant risks and uncertainties. The forward-looking statements can be identified by phrases and statements that include: "may", "anticipate", "could", "believe", "estimate", "intend", "plan", "project", "predict", "will". These or similar statements or expressions have been used to predict a future strategy that we may or may not attain. You should not rely on forward-looking statements. You should rely on information contained in the prospectus when making an educated decision about whether you should make an investment in our common stock. We feel it is important to share our expectations on the direction our company is taking. There are many factors we have predicted that we may not be able to control or accurately predict. Before making an investment decision with our company you should take all risk factors into consideration found in the section entitled "Risk Factors" and elsewhere in this prospectus that outline adverse conditions that may affect the operation of our business.

USE OF PROCEEDS

From the proceeds of the sale of shares of common stock offered by us, we expect to receive net proceeds of approximately $1,500,000 for 5,000,000 shares at a public offering of $0.30 per share after deducting all offering expenses incurred.

We intend to use the net proceeds of this offering to:

     -    Discharge previously incurred debt;

     -    Expansion of the operations of Wirelesson.com Ltd;

     -    Increase working capital and general growth of our corporation;

     - To attract and retain key employees needed to facilitate growth of our sales and marketing;

     -    Expand our service offerings and solution infrastructure;

     -    Expand and enhance our IT expertise and technical management;

     -    To obtain rights and product licenses to expand our service offerings;

     - To provide us with the ability to use our common stock as an acquisition tool to pursue opportunities and expand our operations;

     -    To establish marketplace visibility and enhance our credibility;

     - To help finance any future debt we may need to incur to expand and grow our business;

     - To expand necessary hardware to support our customer base as it is needed;

The proportions of this offering have not been specified or allocated, therefore, we cannot estimate the amounts to be used for each purpose. The timing at which the proceeds are needed is not known at this time and will vary depending on our course of business. Factors to be considered depend on the amount generated from the offering, our company revenues and market response to our services. Pending the use of our net proceeds as for the above purposes, our intent is to invest the net-proceeds of this offering in short-term, investment-grade, interest-bearing securities.

DETERMINATION OF OFFERING PRICE

Watchout! Inc. arbitrarily determined the price of the Common Shares of Stock in this Offering. The offering price is not an indication of, and is not based upon, the actual value of Watchout! The offering price bears no relationship to the book value, assets or earnings of Watchout!, or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

DILUTION

The net tangible book value of common stock as of September 30, 2000 was $595,326 or approximately $0.12 per share after giving effect to the proposal to certain creditors. Net tangible book value per share represents the amount of our stockholders' equity adjusted for the creditor proposal, less intangible assets, divided by the number of shares of common stock outstanding.

Net tangible book value dilution per share represents the difference between the following:

     (1) the amount paid per share by purchasers of common stock in this offering, and

     (2) the adjusted net tangible book value per share of purchasers of common stock in this offering immediately after completion of this offering and after giving effect to the creditor proposal.

After giving effect to the sale of 5,000,000 shares of common stock in this offering, our adjusted net tangible book value as of September 30, 2000, based on the offering price of $0.30 per share, was $2,095,326 or $0.12 per share of common stock. This represents an immediate increase in net tangible book value of $0.07 per share to existing stockholders and an immediate dilution of net tangible book value of $0.18 per share to new investors.

The following table illustrates this dilution:

Public offering price per share of common stock.........................$0.30

Net tangible book value per share of common stock as of
September 30, 2000 prior to offering....................................$0.05

Net increase in net tangible book value per share of
common stock attributable to cash payment from this offering............$0.07

Pro forma net tangible book value per share as of September
30, 2000 after giving effect to the offering............................$0.12

Immediate dilution per share to new investors...........................$0.18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                              NAME AND ADDRESS OF       AMOUNT AND NATURE OF
  TITLE OF CLASS               BENEFICIAL OWNER           BENEFICIAL OWNER           PERCENT OF CLASS
Class A Common               Todd Violette                       500,000                    2.79%
                             6805 Pyramid Way,
                             Columbia MD 21044
                             and
                             108 Hampshire Grove NW,
                             Calgary AB

Class A Common               Cavalcade of Sports               3,439,000                    19.2%
                             Networks Inc.
                             7272 Wisconsin Ave #300,
                             Bethesda, Maryland

Class A Common               Shawn Clarke                        350,000                    1.95%
                             167 Edgeridge View NW,
                             Calgary AB

Class A Common               Dan Meikleham                       500,000                    2.79%
                             115 Lake Mead Cres. SE,
                             Calgary AB

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. As used in this section, "selling stockholders" includes donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates and limited or general partners, all of which are referred to as a group below as transferees, or certain counter-parties to derivative transactions with the selling stockholders or transferees. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

Shares of common stock may be sold by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq or on any other market on which our common stock may from time to time be trading, in the over-the-counter market, in privately-negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may or may not involve brokers or dealers. To the best of our knowledge, none of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

The selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions).

Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share, which may be below the market price. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling stockholders.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers of other financial institutions, which require the delivery to the broker-dealer or other financial institutions of the shares. The selling stockholders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares.

The selling stockholders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify some of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling Stock holders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act. In addition, the selling stockholders and any other person participating in the offering will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M under the Securities Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, the selling stockholders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

LEGAL PROCEEDINGS

(1) We are subject to a lawsuit filed by John Bader, Wayne E. Williams and Jagi Capital Group, Inc. against the company and others in the District Court of Tarrant County, Texas. (Case No. 48-183154-00). The judgement seeks approximately $263,396.06 plus 10% interest per Annum from the date of judgement until paid to John Bader, $135,745.61 plus 10% interest per annum from the date of judgement until paid to Wayne E. Williams and $1,386,250 plus 10% interest per annum from date of judgement until paid to Jagi Capital Group, Inc. The damages are in connection with the alleged failure to repay certain loans and pay a finder's fee. The allegations relate to events that transpired before current management took control of the Company. The Company is investigating the allegations and underlying facts. We have retained council in Tarrant County, Texas to have the judgement vacated. Management's intent is to fight the judgement.

(2) We have entered into a settlement agreement with Philip Doublet relating to Action No. 0001-10222 in the Court of Queens Bench of Alberta, Judicial District of Calgary, Canada. Within the settlement we shall pay Philip Doublet $45,000 U.S. in three equal installments on December 20, 2000, January 20,2001, and February 20, 2001. We also delivered to Philip Doublet a share certificate for 300,000 shares of Watchout! Inc. on December 20, 2000. The share certificate shall be in the name of Philip Doublet and/or his assignor. We have agreed to apply for registration of the shares in this Registration Statement to be filed with the United States Securities and Exchange Commission.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

                                                         TERM OF OFFICE
Todd Violette......30 Chairman of The Board           September 2000-Present
Shawn Clarke.......34 Chief Executive Officer         September 2000-Present
Bernhard Wieser....32 Chief Technology Officer        November 2000-Present
Dan Meikleham......56 Controller                      September 2000-Present

Mr. Todd Violette, Chairman of the Board
----------------------------------------
Mr. Violette is an experienced International Businessman with a thorough understanding of global public markets. He received his formal education from the University of Maryland, College Park with a Bachelor of Arts in Behavioral and Social Sciences. After gaining experience in the banking field, Mr. Violette focused his attention on financing and the development of start-up corporations.

Mr. Shawn Clarke, Chief Executive Officer
-----------------------------------------
Mr. Clarke has a B.Sc. in Computer Science from the University of Lethbridge and over 12 years experience in the development and implementation of leading edge IT solutions. His diverse skills in project planning, design, implementation and management for IT projects have allowed him to manage complex projects to successful completion on time and on budget. His strong interpersonal skills have allowed him to work well with clients, senior management, business users and technical staff.

Mr. Bernhard Weiser, Chief Technical Officer
--------------------------------------------
Bernhard Weiser graduated from the University of Calgary with a double major in Computer Science and Classical History and Civilization. Bernhard has more than ten years of cross platform software development experience. For the past five years, he has been president of Octavian Micro Development Inc., a software company offering consulting services to scientific and engineering companies, specializing in Internet, middleware and component technologies. Previously, Bernhard worked for the AND Group Ltd./Rainbow Technologies Ltd. on automated, electronic software distribution. Bernhard has published numerous articles related to engineering and technology.

Mr. Dan Meikleham, Controller
-----------------------------
After serving as a Royal Marine Commando from 1961 to 1963 Dan attended Scotland's Anniesland College of Further Education and obtained Advanced Level Diplomas for Mathematics, English Literature and Physics. He then won an annual British-wide competition in math and obtained a position as a Government Scientist at the National Engineering Laboratory. From 1969 to 1972, Dan attended The Central College of Commerce and Distribution to further his education and refocus his career on the insurance industry. In 1973, Dan emigrated from Scotland to Canada and, after working for a major international consulting firm, he established Meikleham & Associates in 1983 and served as a consultant to privately held corporations.

SELLING SECURITY HOLDERS

                              NAME AND ADDRESS                  AMOUNT AND
                              OF BENEFICIAL OF                  NATURE OF
  TITLE OF CLASS                 OWNER                        BENEFICIAL OWNER        PERCENT OF CLASS
Class A Common               Todd A Violette                     500,000                     2.79%
                             6805 Pyramid Way,
                             Columbia MD 21044
Class A Common               Dan Meikleham                       500,000                     2.79%
                             115 Lake Mead Cresc. SE
                             Calgary, AB
Class A Common               Shawn Clarke                        350,000                     1.95%
                             167 Edgeridge View NW,
                             Calgary AB
Class A Common               Philip Doublet                      300,000                     1.67%
                             85 Panorama Hills Grove
                             NW Calgary AB
Class A Common               Terry Downs                         200,000                     1.11%
                             517 14th Ave. NE
                             Calgary, AB
Class A Common               Cavalcade of Sports               3,439,000                     19.2%
                             Networks Inc.
                             7272 Wisconsin Ave #300,
                             Bethesda, Maryland
Class A Common               Baker Reese                         800,000                     4.47%
                             Panama City, Panama
Class A Common               Promark                             500,000                     2.79%
                             419 South 2nd Street
                             #300 Philadelphia, PA
Class A Common               Donna Charland                       10,000                     .056%
                             2827 Cedar Ridge Dr. SW
                             Calgary AB
Class A Common               Erin Moroz                           10,000                     .056%
                             301, 706 15 Ave SW
                             Calgary AB
Class A Common               Ross Burke                           10,000                     .056%
                             1320 16th Ave SW Calgary
                             AB
Class A Common               Chris Knox                           10,000                     .056%
                             Suite 55 Lynnridge
                             Village S.E.
                             Calgary, AB



                                       17

Class A Common               Deneen Tedeschini                    10,000                     .056%
                             411 17th Ave NW
                             Calgary AB
Class A Common               Rick Shykora                         25,000                     0.14%
                             303 1732 9A Street SW
                             Calgary AB
Class A Common               John Williams                        25,000                     0.14%
                             707 1540 29th Street
                             Calgary AB
Class A Common               Sean White                           30,000                     0.17%
                             B208 3615 49 St NW
                             Calgary AB
Class A Common               West Canadian Oil & Gas             150,000                     0.84%
                             Inc.
                             1000, 736-6th Ave SW
                             Calgary AB
Class A Common               Richard Greene                      150,000                     0.84%
                             2455 Sunrise Blvd
                             Fort Lauderdale FL
Class A Common               Farber & Klein                       37,000                     0.20%
                             20283 State Road #7,
                             Boca Raton FL
Class A Common               Alliance Equities                   300,000                     1.67%
                             12147 NW 9 Drive Coral
                             Springs, FL
Class A Common               American Arbitration                  4,593                     .025%
                             Assoc.
                             1633 Broadway Floor 10,
                             New York NY
Class A Common               Barbara Frankel                      35,000                     0.19%
                             840 Powell St. San
                             Francisco, CA
Class A Common               Samuel G Davis &                      4,773                     .026%
                             Associates Inc.
                             PO BOX 449, Purdys NY
Class A Common               Comyns, Smith, McCleary              40,000                     0.22%
                             LLP
                             3470 Mount Diablo Blvd
                             Suite A310 Lafayette CA
Class A Common               DCI, Inc.                             9,800                     .054%
                             15301 W 109th Street,
                             Lenexa KS



                                       18

Class A Common               Gilbert International                12,500                     0.69%
                             Inc.
                             330 South Stiles St.
                             Linden NJ
Class A Common               Karen Shao                           22,893                     0.13%
                             1779 Parmly Rd Mohegan
                             Lake, NY
Class A Common               Mortimer Gershman                    20,000                     0.11%
                             60 Woodcrest Dr.
                             Morristown, NJ
Class A Common               Thomas J Irvine or                   86,250                     0.48%
                             Caroline Irvine, trustee
                             of the Thomas J Irvine
                             Revocable Trust, dated
                             December 19, 1997
                             21670 Frontenac Court,
                             Boca Raton FL
Class A Common               Len Dorfman                         200,000                     1.11%
                             14252 SW McFarland Blvd.
                             Tigard, ON
Class A Common               Northwest Etch                        4,663                     .026%
                             Technology, Inc.
                             2601 South Hood Street,
                             Tacoma WA
Class A Common               Creditor Pool 1                     765,912                     4.28%


Notes to Selling Shareholder:
(1) On October 10, 2000 Watchout! made a proposal to certain of its creditors, to which a total of $1,389,075 was owed, to issue a total of 1,389,075 shares in satisfaction of the indebtedness. Creditors to which $623,163 is owed have accepted the Company's proposal and 623,163 shares are being registered and are shown as Creditor Pool on the schedule of shares being registered.

The Selling SECURITY HOLDERS (or pledges, donees, transferees or successors in interest) may sell all or a portion of the respective Selling SECURITY HOLDERS' Securities held by them from time to time while the registration statement of which this Prospectus is a part remains effective. The aggregate proceeds to the Selling SECURITY HOLDERS from the sale of the respective Selling SECURITY HOLDERS' Securities offered by the Selling SECURITY HOLDERS hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling SECURITY HOLDERS will sell any or all of the Selling SECURITY HOLDERS' Securities offered hereby.

The Selling SECURITY HOLDERS' Securities may be sold by the Selling SECURITY HOLDERS in transactions on the Over-The-Counter Bulletin Board, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices or through the writing of options on the Selling SECURITY HOLDERS' Securities. The Selling SECURITY HOLDERS may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Selling SECURITY HOLDERS' Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling SECURITY HOLDERS may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling SECURITY HOLDERS in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such Selling SECURITY HOLDERS' Securities, from such purchaser). Broker-dealers may agree with the Selling SECURITY HOLDERS to sell a specified number of such Selling SECURITY HOLDERS' Securities at a stipulated price per Selling Security Holder's Security, and to the extent that such broker-dealer is unable to do so, acting as agent for the Selling SECURITY HOLDERS to purchase as principal any unsold Selling SECURITY HOLDERS' Securities at the price required to fulfill the broker-dealer commitment to the Selling SECURITY HOLDERS. Broker-dealers who acquire Selling SECURITY HOLDERS' Securities as principal may thereafter resell such Selling SECURITY HOLDERS' Securities from time to time in transactions (which may involve crosses and block transaction and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Selling SECURITY HOLDERS' Securities commissions as described above.

The Selling SECURITY HOLDERS and any broker-dealers or agents that participate with the Selling SECURITY HOLDERS in sales of the Selling SECURITY HOLDERS' Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agent and any profit on the resale of the Selling SECURITY HOLDERS' Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

The Company will pay all expenses incidental to this offering and sale of the Selling SECURITY HOLDERS' Securities to the public other than selling commissions and fees.

DESCRIPTION OF SECURITIES

Authorized stock

The company is authorized to issue 50,000,000 common shares issued with a par value of $.001 per share.

Common stock

We currently have 12,129,921 shares of common stock outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of funds legally available for that purpose and to share ratably in our net assets upon liquidation, after provision has been made for each class of stock, if any, having preference over the common stock.

Holders of common stock are entitled to one vote per share on all matters requiring a vote of shareholders. Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so. Holders of common stock do not have preemptive or other rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the common stock.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed our "affiliates", would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding or the average weekly trading volume of the common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks immediately preceding the SEC filing with respect to such sale. Manner of sale provisions, notice requirements and the availability of current public information about us also apply to these sales. These limitations apply to both restricted and unrestricted shares held by persons who are our affiliates. If a person is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate. This paragraph summarizes Rule 144 and is not intended to be a complete description of it.

Transfer agent

The transfer agent and registrar for our stock is Securities Transfer Corp., Dallas, Texas.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of the Company as of December 31, 1999 have been included in the Registration Statement in reliance on the audit reports of Michael Johnson, CPA, independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Watchout!'s Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Utah state law against all liabilities incurred by reason of the fact that the person is or was a director or officer of Watchout! or a fiduciary of an employee benefit plan, or is or was serving at the request of Watchout! as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is potentially to indemnify Watchout!'s Directors and Officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Watchout!. Pursuant to Utah state law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

ORGANIZATION WITHIN THE LAST FIVE YEARS

The company was incorporated July 22, 1983 under the laws of Utah for the purpose of obtaining, capital to seek potentially profitable business opportunities. Since inception, the Company has been engaged in organizational activities. In 1997, the Company acquired two entities: Watchout!, a California Corporation, and Goldpoint International, a limited liability company. In November of 1998, the corporation changed its name to Watchout!, Inc.

On September 1, 2000 the company acquired Cormax Business Solutions Ltd., an Alberta, Canada, Incorporated Company in a transaction accounted for as a recapitalization. The recapitalization was effected through the issue of 25,100,000 common shares of the company, constituting approximately 50.24% of the shares after the acquisition, in exchange for all the outstanding shares of Cormax Business Solutions Ltd.

As a result of the application of the accounting principles governing recapitalization, Cormax is treated as the acquiring or continuing entity for the financial accounting purposes.

The recapitalization of Cormax was affected through the issuance of stock, by Cormax in exchange for the net tangible assets of the company, valued at fair value, which approximates the company's historical costs. As a result the consolidated financial statements will be deemed to be a continuation of Cormax historical financial statements.

Pursuant to a stock exchange agreement between the Company and Cavalcade of Sports Network, Inc., a Nevada Corporation, ("Cavalcade"), the Company acquired from Cavalcade all the issued and outstanding shares of common stock of Cormax Business Solutions Ltd., an Alberta, Canada company. As a result of the agreement, the shareholders of Cavalcade acquired ownership of a majority of the issued and outstanding shares of common stock of the Company.

DESCRIPTION OF BUSINESS

COMPANY OVERVIEW

Watchout! Is a Business Facilitator that offers complete business solutions for small to medium sized emerging growth companies primarily in the Business-to-Consumer (B2C) marketplace. Watchout! provides its clients with immediate access to world-class business tools and expertise. Watchout! offers scalable products and services that eliminate the need for extensive infrastructure modifications growing companies are challenged to implement and maintain. These services are provided to its clients by utilizing an Application Service Provider (ASP) Model.

In addition to the (B2C) Business Facilitation Services offered to our small to medium size clients, Watchout!, also provides integrated Business-to-Business
(B2B) solutions for large industrial clients. These B2B solutions are based on the same underlying e-commerce technology that is used to service Watchout!'s B2C customers. The Management of Watchout! sees this extension of the company's technology into this far larger marketplace as strategic business initiative for the company.

The advancement of technology and the growth of the Internet during the past several years have enabled companies of all sizes to enter the global marketplace. Originally, many organizations felt they had the internal expertise and resources required to establish and grow a new company in a dynamic and competitive market. However, many companies now recognize the need to seek outside guidance in order to become competitive and ensure that all internal resources are focused on the companies' core business processes.

MARKET ANALYSIS

We believe the application service and business facilitation industry is being driven by several key factors:

High per-use cost of applications is a major reason the ASP industry is very appealing to small and medium sized companies. These costs are significant even for large companies and out of reach for most medium sized companies.

The Budget impact of application services are compelling for the average company due to the fact that the costs affect the operating budget not the capital budget.

Scarce IT resources are driving the costs up for even marginal talent to fill needed IT positions. As well, it is costly and time consuming to train your own staff and this adds the risk of someone else hiring your ingrown talent.

There is an ever-increasing need for faster, more predictable implementation of IT services. Application services can implement a resource team of IT specialists to ensure your needs are fulfilled in a cost effective, efficient manner. By having a team of IT specialists focusing on applications and core capabilities this directly contributes to the success of the organization.

Although the ASP industry is relatively new, it is growing and evolving daily. Leading industry analysts IDC, DataQuest, Yankee Group predict that by 2003 the ASP industry sales will be $23.4, $22.7 and $17.0 Billion dollars respectively. Industry players have predicted that 35% of sales will focus on medium sized accounts and 15% will be focused on small accounts in the ASP market. As well, Forrester Research estimates that there are 300,000 emerging small to medium sized enterprises in the U.S. with revenues between $40 million and $500 million. The ASP industry is anticipated to facilitate $2.71 trillion in e-commerce sales transactions by the year 2004, representing 37% of the overall business-to-business, e-commerce market. The B2B marketplace, an ASP market segment addressed by Watchout!'s integration solutions for large industrial customers, facilitated $177 billion (USD) in transactions in 1999 and is expected to grow rapidly.

Watchout! will provide hosting services that enable business to establish an Internet presence. The U.S. hosting market is forecast to experience substantial growth, with revenue projections of $2.1 billion in 1999 to more than $9.3 billion in 2004, according to Dataquest Inc. In 1999, U.S. hosting represented 6 percent of the $34.5 billion U.S. management services market. By 2004, hosting will account for 13 percent of the $69.2 billion management services market.

We believe that there are vast opportunities for a company entering the Business facilitation and application service industry. By implementing new services and integrating new end-to-end service strategies, we will provide improved business processes from multiple partners, adding value for our customers.

WATCHOUT! SOLUTIONS

We have identified the key areas that a web enabled business operating system must address and satisfy. Some of the key benefits of our solutions are:

TURNKEY SOLUTIONS FOR E-BUSINESS. We provide access to all the tools owned by big business. We handle all of the business processes, technology management and IT support to enable end-to-end business success. Watchout! ensures the right solutions are put in place and modified as a company requires it.

LOWER COST OF OWNERSHIP. By using the Watchout! Application service model, companies are able to reduce their total IT investment. This allows the company to personalize their needs and eliminates paying for upgrade costs, as expansion is needed. The lower costs increase the ability to deliver service to every employee's desktop.

EASE OF APPLICATION DELIVERY. Applications can be delivered rapidly without sacrificing the quality of the business solution. Business solutions can be delivered office-wide in minutes, entire e-commerce platforms in days, and integrated enterprise resource planning (ERP's) solutions can be completed in weeks. The speed of delivery is key to the value of Watchout!'s services.

SCALABILITY. This is the ability of a company to expand without the growing pains of expanding and upgrading all their IT resources. Watchout! provides all upgrades and expansions necessary to run a customer's business effectively.

IT SERVICE AND SUPPORT. Reduces the difficulties of finding in-house staff for support and service. This in-turn saves a customer time and money, alleviating the unnecessary problems of maintaining staff.

FOCUS. By using Watchout! for your business facilitation needs, a customer can run its business more effectively. Watchout! enables a customer to focus on the core of its business allowing us to use our expertise to provide all the customer's e-business needs.

MANAGEMENT SERVICES. Watchout! has analyzed and identified the key areas that a business must address and satisfy. The major modules are:

     - Order taking: The ability to make secure business transactions with customized order forms to achieve product fulfillment.

     - Distribution/Logistics: All applications can be delivered rapidly without sacrificing the quality of the business solutions.

     - Marketing/Sales: We will help our clients business achieve product and service recognition.

     - Management Systems: We provide business development to help incubate start-up e-commerce companies. We can provide all the services and support necessary to build the infrastructure for a customer.

     - Closed Network Genealogy Solutions: We integrate the technology necessary to support back-end e-commerce databasing and processing for multilevel marketing genealogy models.

BUSINESS FACILITATION AND DEVELOPMENT. Our business is structured to help small to medium sized companies launch their e-business and provide all the requirements necessary for them to achieve successful growth. We will supply these companies with all the infrastructure, service and support needed to facilitate their development and growth.

REAL-TIME DECISSION SUPPORT SYSTEMS. As part of our offering to large industrial customers Watchout!'s real-time decision support systems provide complete end-to-end automation of critical business processes. By obtaining real-time operational data from the field and combining it with enterprise corporate data, Watchout! is able to provide key information to users, both internal and external, as well as facilitating collaboration that is key to the B2B process.

THE WATCHOUT! STRATEGY

Our objective is to offer the key services that make us a leader in the ASP Industry. The key elements of our service strategy are:

ACHIEVE A TECHNOLOGICAL ADVANTAGE IN THE MARKETPLACE. We plan to establish a leadership role in the ASP industry through continuous research and development of the latest industry technologies. We are focusing our efforts on customizing our services to cater to our customers needs to assist them to operate at maximum efficiency.

LEVERAGE OUR APPLICATION SERVICE MODEL. We will level the playing field by giving businesses of all sizes access to the most sophisticated and reliable technology available, at an affordable price. The basic identity of our service-focused products will continuously evolve through an ongoing integration of computer systems, protocols, software applications and business processes to incubate and develop our clients business.

LOWERING THE COST OF OWNERSHIP. Through the use of our application service model, companies should be able to lower their total IT and high start-up costs. By eliminating this internal investment we will provide the corporation with a customized service that can be provided quickly and can grow with the companies needs for expansion.

EXPANDING OUR SERVICES. By providing a full spectrum of e-business solutions we will evolve with our customers, working to fulfill all their service and support requirements.

STRATEGIC ALLIANCES. With such a vast array of services, capabilities and competencies required to be successful, strategic alliances are essential. We intend on expanding our software relationships to expand our range of service offerings. As well by working with other Application service providers and software companies, we can offer a much larger choice of software platforms.

CUSTOMER SERVICE AND SUPPORT. We will provide top-notch help desk services to assess any problems and address the customer needs quickly and efficiently. We aim to provide the highest quality of support and customer service to ensure that all of our clients are satisfied.

SERVICES

As an application service provider, our principal service consists of providing our customers with access to applications via the Internet and/or dedicated bandwidth. Watchout!'s clients connect to application servers installed at Watchout! hosting center supported by our technical professionals. Our infrastructure of computing provision, support and maintenance services provide all businesses with the same advantages of a dedicated IT department without the high staffing costs. This allows customers to focus their attention and budgets on their core business. The strategy of creating and offering outsourced on-line business services is a sound and timely one. The ability to host "high-end" technology intensive web sites that interface with any company's legacy system is a focus of our business. The basic identity of these service-focused products will continuously evolve through an ongoing integration of computer systems, protocols, software applications, and business processes. As a company's sales system needs to develop and expand with growth so will their "web enabled sales system".

WATCHOUT! APPLICATION SERVICES
ASP Services

As an application service provider we supply software applications on a subscription basis. We integrate, manage and support all applications provided to the customer's legacy system. Various types of applications can be chosen to best suit the company's e-business requirements. The monthly subscription price is based on the number of users and the type of service modules required. The services provided are customized for each business requirements, budget and technical needs. All service and support requirements are provided through our hosting centers. Our customers come to us to outsource their "intranet infrastructure" requirements for new standards, procedures and protocols in order to simplify common online business processes. These processes include order taking, distribution / logistics, marketing / sales, accounting / banking, public relations / investor relations, management systems, and multilevel marketing genealogy and is delivered in a secure environment utilizing the latest in website appeal and technology. Watchout! is designed to integrate software offerings from software and hardware vendors as well as build partnerships with multiple ASP companies to provide a broad spectrum of software platforms.

Hosting Services

Our goal is to provide the most efficient service and support, 24 hours a day, 7 days a week. We can manage and provide support to any of the customers software applications, infrastructure requirements or security management issues. Our hosting services include:

CUSTOMER SERVICE AND SUPPORT OPERATIONS. We provide our customers with acess to service support from trained IT experts who can help the customer with any software support issues.

APPLICATION MONITORING AND MAINTENANCE. The ability to monitor the application services allows us to upgrade, modify and test our products. We incorporate and release the product when we have established a compatible, stable format that suits the needs of the client.

INFRASTRUCTURE MAINTENANCE. Our customers' data will be held at Watchout! hosting center on secure servers. Our infrastructure is designed in a way that many companies can share the same hosting environment, yet maintain secure data transfer and storage.

HOSTING CENTER AND NETWORK MANAGEMENT.
Our technologically advanced hosting centers can provide our customers with dedicated bandwidth access. We have designed our network architecture to support multiple networks and offer our customers a range of connectivity choice.

OUR PROFESSIONAL SERVICES

To fulfill the distinct requirements of our customers we will be able to provide application services on a large number of operating systems and platforms. This delivers a secure and reliable modality for delivering services to multiple users. Our services include in house integration of leading edge software combined with implementation and on-going service and support for a fixed monthly fee.

We offer our service from our office in Calgary, Canada. This location has security systems as well as a continuous supply of power and on-site power back-up capabilities. Performance and security will be constantly monitored to ensure our infrastructure avoids any interruption and maintains all service integrity. Connectivity can be achieved to our servers through several portals. Our customers can access all software applications via the Internet as well as dial-up access through phone lines worldwide. We provide 24/7 security and surveillance for both physical and technical applications. As well, our customers' security is enhanced when their servers are located in a different physical location from their place of business.

OUR STRATEGIC ALLIANCES

We are in the process of establishing relationships with some of the industry leading software providers whose applications play an essential role in every day business. We are establishing ourselves in the industry and proving ourselves to be a worthy partner for a corporation. Our intention is to form partnerships with a broad spectrum of companies that will enable us to be a total service provider. We are establishing ourselves with:

Leading Software venders

Integration Infrastructure Software Companies
Network Infrastructure Providers
Research and Development Corporations
Other ASP Companies and Service Integrators

OUR TECHNOLOGY

     - Our technology platforms will enable deployment of software applications, integration and personalization of the applications provided.

     - We continue to implement technology that enables us to customize and upgrade the hosted applications we provide.

     - We have developed technology that allows us to deliver applications to our customers on an effective multi-user platform.

     - We have developed configuration management software that enables us to modify applications and track the functionality requirements of our customers. We have a database of modifications and solutions that can be applied to any of our customers' applications to deploy fast, cost effective customization.

     - Our best-of-breed software applications provide our customers leading edge solutions through a secure network located at our data hosting center. Our technology is continuously evolving to allow integration with every application to increase functionality and efficiency.

INTELLECTUAL PROPERTY

Intellectual property is important to our business. We will rely on a combination of copyright, trademark, and confidentiality procedures and contractual provisions to protect our intellectual property. We have no patented technology, and patented technology is not material to our business.

We enter into agreements with many of our employees giving us proprietary rights to certain technology these employees develop while we employ them. We cannot assure that a court will enforce these agreements. In addition, we may be inadequately protected against the use of technology employees develop who have not entered into such agreements.

Our efforts to protect our intellectual property may not be adequate. We may need to commence lawsuits from time to time to protect our intellectual property.

Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.

In order to safeguard the flow of personal information over the Internet, we intend to offer our customers various forms of encryption technology. Regulatory authorities regulate the export of this technology and could require a license or other authorization. There is no guarantee that we would be able to obtain such a license. There is no guarantee that we will be able to obtain the necessary permission to engage in our contemplated activities.

SALES AND MARKETING

The main goal of our sales professionals will be to provide personalized responsive service to help assess the service needs of our prospective clients. We plan to expand our sales team to cover all major U.S. and Canadian markets. Our sales teams target will be focused on the small to medium sized corporations, which presents a very strong market opportunity. Our sales team will work synergistically with our IT support team to ensure our customers' needs are met with the highest standards. We are actively pursuing business with companies that will include affiliate programs, ISP and ad agency referral programs, advertising, promotions, trade shows and sales trips. The series of open standard web-enabled products and services that we are developing will be aimed at both the business-to-business and the business-to-consumer markets.

To address large industrial clients, Watchout! is entering into channel partner agreements with large integration organizations with dominant market presence in specific industries and geographical territories. These channel partners provide front line sales of Watchout!'s B2B integration solutions and Watchout! provides the technical sales support personnel required to define and provide the solutions necessary.

The marketing and distribution model is structured as a business service as opposed to a business product. Our marketing strategy is focused on achieving product and service recognition. We plan to actively market our services through direct advertising such as magazines, billboard advertisement, nationally syndicated financial information networks, tradeshows, mail, targeted e-mail and web based communication portals. We will also deploy our marketing focus on the strategic alliances that we have established. These strategic alliances will share sales leads, service arrangements and joint presentations promoting both our company and the products we provide. More importantly we will be representing ourselves on our experience and in-depth knowledge of the industry. The experience of our executive officers and key employees will be instrumental to our success. With our expertise we will personally consult to each of our potential clients and determine the solutions that best address their business needs. At this point we can begin to personalize the services needed to maintain the steady growth of their business.

COMPETITION

The ASP industry is currently a very competitive industry that is based on service functionality, performance and quality of the service, scalability, price, name recognition and security provided. Our direct competition includes other ASP companies, Internet Service Providers, telecommunication companies and software and hardware suppliers and Internet Portals.

Application Service Providers: Usinternetworking, Breakaway Solutions, Interliant, Corio, Applicast and NaviSite. All of which provide similar services and focus on companies of all sizes.

Internet Service Providers: MCI Worldcom, Concentric Network, Exodus communications, GTE Internetworking, Frontier Corporation, PSInet, UUNet Technologies. These companies provide web hosting services, Internet access and software application delivery on a similar subscription basis.

Telecommunication Companies: These companies provide Internet access services and because they have such a strong presence in the market it will become more desirable for these financial giants to bundle software application service with their connectivity.

Software and Hardware Suppliers: Microsoft, Oracle Corporation, J.D. Edwards, Siebel, PeopleSoft and IBM. There is a good chance that these software and hardware companies will enter the outsourcing arena themselves, if they have not already. The two are already working together to offer more combined services.

System Integrators: PricewaterhouseCoopers, Taglogix, Siebel Systems and Electronic Data Systems. These companies are professional consulting companies that offer software integration services. These companies are considered direct competition because they supply integrated software and hardware bundles with services similar to ASP companies.

Due to the competitive nature of the ASP industry any of the potential competitors could form alliances to gain a larger share in the market. Some services that are currently offered could be discontinued if our competition decides to outsource their own proprietary software.

OUR EMPLOYEES

As of January 8, 2001 we have 7 full time employees and 5 consultants.

AVAILABLE INFORMATION AND REPORTS TO SECURITIES HOLDERS

Watchout! has filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common shares of stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Watchout! and its common stock, see the registration statement and the exhibits and schedules thereto. Any document Watchout! files may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street N.W., Washington D.C. 20549, and the public reference rooms in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Watchout!'s filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

MANAGEMENT DISCUSSION AND ANALYSIS

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE RESULTS OF OUR OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION CONTAINED IN THIS REPORT CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISK AND UNCERTAINTIES. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR SIMILAR EXPRESSIONS OR BY DISCUSSIONS OF STRATEGY. THE CAUTIONARY STATEMENTS MADE IN THIS REPORT SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS REPORT. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS REPORT.

Results of Operations.

The Company has not been profitable this year and has revenue of $84,148. The Company anticipates that it will continue to be dependent upon obtaining additional equity investment, and loans from its shareholders. Net losses decreased from $3,038,183 to $494,045. The most significant expenses incurred during the quarter ending September 30, 2000 were consulting fee of $169,889 payroll expense of $151,947 professional fees of $58,173, and rent of $55,661. There were no corresponding expenses for the same period last year as the Company was dormant and conducted no operations.

The Company can book revenues by acquiring a majority or wholly owned interest in a company that has revenues or by selling its interest in a minority owned entity at a profit. The Company is now principally focused upon the location of additional strategic alliances and acquisition targets. While the Company presently has no wholly or majority owned subsidiaries that have earnings, management believes that the Company will book revenues during the next six months. However, no assurances can be given in this regard.

DESCRIPTION OF PROPERTY

Watchout! Inc. maintains office space of approximately 2,200 Square feet in Calgary, Alberta, Canada. The address is #810, 808 4th Avenue S.W. Postal Code T2P 3E8. The lease at these premises expires April 30, 2002. The monthly lease payments are $1,700 Cdn per month with no extra operating expenses. The sublandlord agrees to provide: heat, light, electrical power, air conditioning, and other utilities used in the normal activities of an office. Watchout! has purchased all its equipment to date. Watchout! feels that the premises have been adequate to date. There are no intentions of renovating our existing premise. According to the landlord we carry adequate insurance as well our floor is secured with an alarm system.

Watchout! also leases office space on a month-to-month basis located in Bethesda, Maryland, U.S.A. The address is #310, 7272 Wisconsin Avenue, 20814. The monthly lease payments are $1,500 USD per month plus operating expenses that may be subject to change. The lease is a month-to-month sublease that can be terminated by either party with a written 30-day notice.

As we expand our staff and services we will require a larger accommodation to house our employees and equiptment in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer or nominee for election as a director of Watchout!, and no owner of five percent or more of Watchout! outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth the range of high and low bid closing quotations for our common stock for each quarter within the last year. These quotes were provided by the Over-The-Counter Bulletin Board, and reflect inter dealer prices without retail mark-up, mark down or commission and may not represent actual transactions. From the period of December 30, 1999 to October 15, 2000 our common stock traded under the trading symbol "WTCH". As of October 16, 2000 Watchout! completed a 10-1 reverse stock split at which time the trading symbol was changed to "WATC". The high and low closing sales prices are as follows:

                                                   Closing Bid
                                                   -----------
Period                                       High                 Low
------                                       ----                 ---

December 30, 1999 to March 31, 2000         $4.875              $ 0.531

April 1, 2000 to June 30, 2000              $1.875              $ 0.344

July 1, 2000 to September 30, 2000          $0.50               $ 0.11

October 1, 2000 to December 29, 2000        $0.468              $ 0.046

On January 8, 2001, the last reported sales price of our common stock was $0.37. As of January 8, 2001 there were 12,129,921 shares of our common stock issued and outstanding and approximately 236 shareholders of record of our common stock.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal year ended December 31, 2000.

                           Summary Compensation Table

                                                              Long Term Compensation

         Annual Compensation                                    Awards                   Payouts
Name                  Year                           Restricted        Securities        LTIP     All Other
Principle       Salary     Bonus     Other Annual     Stock             Underlying       Payouts  Compensation
Position         ($)        ($)      Compensation     Award(s)          Options/SARs      ($)     ($)
--------        -------   ------     ------------     --------          ------------     -------  ------------
Todd A
Violette      81,000 USD     0            0              0                   0              0        CDN$
Chairman

Shawn
Clarke        63,000 USD     0            0              0                   0              0        CDN$
CEO

Bernhard
Weiser        63,000 USD
CTO

Dan           54,000 USD     0            0              0                   0              0        CDN$
Meikleham
Controller

                              FINANCIAL STATEMENTS

                                    Contents

Report of Independent Auditors.......................................  F-1
Balance Sheets 1999, 1998, 1997......................................  F-2
Profit and Loss 1999, 1998 and 1997..................................  F-3
Statement of Cash Flow 1999, 1998 and 1997...........................  F-4
Notes to Financial Statements........................................  F-5

Balance Sheet as of September 30, 2000...............................  F-8
Profit and Loss as of September 30, 2000.............................  F-9
Statement of Cash Flow as of September 30, 2000......................  F-10
Notes to Financial Statements........................................  F-11

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Watchout!, Inc.

We have audited the accompanying balance sheets of Watchout!, Inc., as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Watchout!, Inc., as of December 31, 1999 and 1998, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses of $2,959,097. At December 31, 1999 current liabilities exceed current assets by $ 1,963,715. As discussed in Note 3, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                Michael Johnson



Denver, Colorado
March 15, 2000

                                 Watchout! Inc.
                         Balance Sheets 1999, 1998, 1997


                                                      1999          1998          1997
                                                   ----------    ----------    ----------
ASSETS
     Current Assets
          Cash                                             --           580        59,147
          Accounts Receivable                              --            --       137,454
          Less Allowance for Doubtful Accounts             --            --       (53,325)
          Inventory                                        --            --       162,000
                                                   ----------    ----------    ----------
     Total Current Assets                                  --           580       305,276
                                                   ==========    ==========    ==========

     Due from Affiliate                                    --            --            --
                                                   ==========    ==========    ==========

     Fixed Assets

          Property Plant and Equipment                     --            --        17,905

          Less Accumulated Depreciation                    --            --        (5,653)
                                                   ----------    ----------    ----------

           Total Fixed Assets                              --            --        12,252
                                                   ==========    ==========    ==========
     Other Assets

          Due from Officer                                 --            --        27,935

          Organization Cost                            15,250        15,250        16,853

          Less Accumulated Amortization                (6,100)       (3,050)           --
          Investment in Parent                             --            --            --
                                                   ----------    ----------    ----------
     Total Other Assets                                 9,150        12,200        44,788
                                                   ==========    ==========    ==========

Total Assets                                            9,150        12,780       362,316
                                                   ==========    ==========    ==========

LIABILITIES & STOCKHOLDERS' EQUITY
     Liabilities
          Current Liabilities
          Accrued Expenses                            571,281       537,213       225,825
          Accounts Payable                            475,989       475,989       319,983
          Due to Shareholders                         466,445       457,945       307,424
          Due to Factor                                    --            --        55,537

          Line of Credit                                   --            --        54,968
          Notes Payable                               450,000       450,000       450,000
                                                   ----------    ----------    ----------
     Total Current Liabilities                      1,963,715     1,921,147     1,413,737
                                                   ==========    ==========    ==========
          Shareholders Equity (Deficit)
          Additional Paid In Capital                  989,502       989,502       989,502
          Preferred Stock, no par value
          10,000,000 shares authorized no shares
          issued or outstanding
          Common Stock $.001 par value
          50,000,000 shares authorized
          49,555,626 issued and outstanding            15,030        15,030        15,030

     Accumulated Deficit                           (2,959,097)   (2,912,899)   (2,055,953)
                                                   ----------    ----------    ----------
     Total Stockholders' Deficit                   (1,954,565)   (1,908,367)   (1,051,421)
                                                   ----------    ----------    ----------
TOTAL LIABILITES & EQUITY
                                                        9,150        12,780       362,316
                                                   ==========    ==========    ==========

                                  Watchout! Inc
                                 Profit and Loss
                               1999,1998 and 1997


                                           Jan - Dec 1999   Jan - Dec 1998  Jan - Dec 1997
                                           --------------   --------------  --------------
     OPERATING REVENUES
     Revenue                                 $         --              --         826,446
     Cost of Goods Sold                                --              --        (485,767)
                                             ------------    ------------    ------------
     GROSS PROFIT                                      --              --         340,679
                                             ------------    ------------    ------------

     OPERATING EXPENSES

     Royalties                                                     56,250         225,000
     Research Development                                          48,048         260,359
     Selling Expenses                                                  --          23,117
     Depreciation and Amortization                  3,050           3,050              --
     Bank Charges                                      --              --              --
     Consulting Fees                                   --          94,792          31,930
     Dues and Subscriptions                            --              --
     Marketing and promotions                          --           1,251           7,855
     Office Expense                                    --
     Payroll expense                                   --
     Employee benefits                                 --
     Professional fees                              8,500         122,051         112,851
     Rent                                              --
     Telephone & Communications                        --
     Travel                                            --
     Management Fees                                  580              --         115,321
     General & Administrative                       3,050          95,696         201,328
     Commitment/Loan Fees                              --         181,695          94,500
                                             ------------    ------------    ------------

     Total Operating Expense                       12,130         602,833       1,072,261
                                             ------------    ------------    ------------

     Net Operating Income (loss)                  (12,130)       (602,833)       (731,582)
                                             ------------    ------------    ------------
     OTHER INCOME (EXPENSE)
     Miscellaneous Income                              --              --          37,946
     Forgiveness of debt                               --              --              --
     Interest                                     (34,068)        (92,063)        (36,612)
     Loss on Sale of Receivables/Inventory             --        (162,000)       (238,254)
     Loss on Re-capitalization                         --              --              --
                                             ------------    ------------    ------------

     Total Other Income (expense)                 (34,068)       (254,063)       (236,920)
                                             ------------    ------------    ------------

Net Income (Loss)                                 (46,198)       (856,896)       (968,502)
                                             ============    ============    ============

Weighted Average Common Share                  15,030,245      15,030,245      15,030,245
                                             ============    ============    ============

Income (loss) Per Share                      $      (0.00)   $      (0.06)   $      (0.06)
                                             ============    ============    ============

                                  Watchout Inc
                             Statement of Cash Flow
                               1999, 1998 and 1997


                                                                     1999         1998         1997
                                                                   ---------    ---------    ---------
CASH USED IN OPERATING ACTIVITES
            Net Income (loss) for the Period                       $ (46,198)    (856,896)    (968,502)
            Depreciation and Amortization                              3,050           --        7,607
            Common Stock Issued in Exchange for Services                  --           --           43
            Expenses Paid by Stockholder as Capital Contribution          --           --       88,500
            Changes in Operating Assets and Liabilities:
            Inventory                                                     --      162,000           --
            Accounts payable and Accrued Liabilities                   8,500      156,006      266,808
            Accrued Expenses                                          34,068      301,210       25,668
            Account Receivable                                            --       84,129      (83,115)
                                                                   ---------    ---------    ---------
            Net cash provided (used) by operating activities            (580)    (153,551)    (662,991)
                                                                   ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
            Purchase of Equipment                                         --           --      (11,435)
             (Advances) Payments to /from Member                          --           --       73,080
                                                                   ---------    ---------    ---------
            Net cash used in investing activities                         --           --       61,645
                                                                   ---------    ---------    ---------

CASH FLOW FROM FINANCING
            Advances from Stockholders                                    --      150,521      185,016
            Proceeds from Factor                                          --      (55,537)     (16,902)
            Proceeds from Short Term Debt                                 --           --       20,961
            Proceeds from Common Stock                                    --           --        7,457
            Proceeds from Notes Payable                                   --           --      450,000
                                                                   ---------    ---------    ---------

            Net cash from financing activities                            --       94,984      646,532
                                                                   ---------    ---------    ---------
            Net increase (decrease) in cash and cash equivalents        (580)     (58,567)      45,186

            Cash at the beginning of the period                          580       59,147       13,961
                                                                   ---------    ---------    ---------

            Cash at the end of the period                          $      --          580       59,147
                                                                   ---------    ---------    =========

       SUPPLEMENTAL CASHFLOW
           Interest Paid                                           $      --    $  11,063    $  10,924
                                                                   ---------    ---------    ---------
           Taxes Paid                                              $      --    $      --    $   1,050
                                                                   ---------    ---------    ---------

                                 WATCHOUT!, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 1 - Organization and Summary of Significant Accounting Policies:

Organization

The Company was incorporated July 22, 1983 under the laws of Utah for the purpose of obtaining, capital to seek potentially profitable business opportunities. Since inception, the Company has been engaged in organizational activities. In 1997, the Company acquired two entities: Watchout, a California Corporation, and Goldpoint International, a limited liability company. In November of 1998, the corporation changed it's name to Watchout!, Inc.

The Company's fiscal year end is December 31.

Cash and Cash Equivalents:

For purposes of the statement of cash flows, cash and cash equivalents include cash in banks and money market accounts.

Research & Development

Research and development costs are expenses when incurred.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported activities during the reporting period. Actual results may differ from those estimates.

Income Taxes

No provisions have been made for income taxes. As of December 31, 1999, the company had net operating loss (NOL) carryforwards for federal income tax purposes of approximately $2,959,047. These net operating losses may be used to offset future taxable income. Unused carryforwards will expire in 2014.

                                 WATCHOUT!, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE  1  -  Organization  and  Summary  of  Significant   Accounting   Policies;
(Continued)

Income Taxes:

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards Number 109 ("SFAS 109"), "Accounting for Income Taxes", which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

At December 31, 1999, the Company had net operating loss carryforwards of approximately $2,959,097 for federal income tax purposes. These carryforwards, if not utilized to offset taxable income will expire at the end of the indicated years:

                          2009                                   $ 102,487
                          2010                                      89,956
                          2011                                     895,058
                          2012                                     968,502
                          2013                                     856,896
                          2014                                      46,198
                                                                ----------

                                                                $2,959,097

                                                                ==========

There was no provision or benefit for income taxes in fiscal 1999.

NOTE 2 - Notes Payable:

Following is a summary of notes payable at December 31, 1999

Note Payable to individual, 12%, unsecured, due on demand              $200,000

Note Payable to individual, 12%, unsecured, due on demand               166,000

Note Payable to individual, 12%, unsecured, due on demand                84,000
                                                                       --------
                                                                        $450,000

                                                                       ========

                                 WATCHOUT!, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 3 - Going Concern:

The Company has incurred net losses of $2,959,097. As of December 31, 1999, current liabilities exceeded current assets by $1,963,715. In view of these matters, the future success of the Company is likely to be dependent on its ability to obtain additional capital and its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

NOTE 4 - Related Party Transactions:

The Company has entered into loan agreements with its executive officers for reimbursements of expenses of operations by the Company. The amounts outstanding on the shareholders' loans total $466,445 at December 31, 1999. These loan agreements are unsecured and non-interest-bearing.

NOTE 5 - SUBSEQUENT EVENTS:

a) Gill & Associates, a collection agency for Office Depot has threatened a collection suit for approximately $17,000.

b) Boit, Inc. filed suit to resolve the technology license for the Company's watch products. The Company settled the suit and relinquished the license in the summer of 1999.

c)       Len Dorfman has filed suit for fees owed totaling $96,000.

d) In October 1999, the major shareholders of the Company agreed to sell control totaling over 8 million shares, including options, to Innovative Cybersystems Corp. which intends to engage in new business. The Agreement requires settlement of certain debts and renegotiations of all other debt as a condition of the Agreement. It also requires cancellation of all warrants.

e) The Company is negotiating to cancel the Sands Brothers selling Agreement to settle any claims by Sands Brothers for a Mutual Release.

f) Bader-Williams Loan: The Company is renegotiating the loan which is in default to provide a fixed amount and new payment terms.

g) Watchout/Goldpoint Loan: The Company is renegotiating the loan which is in default, to provide a fixed amount and new payment terms.

                                 Watchout! Inc.
                     Balance Sheet As of September 30, 2000


                                                          September 30, 2000     June 30, 2000      December 31, 1999
                                                          ------------------     ------------       -----------------
Assets
     Current Assets
          Cash                                                     27,622              143,912                   --
          Accounts Receivable                                      37,094              279,890                   --
          Due from Officer                                         11,530
          Prepaid expense                                          23,325                2,500
                                                               ----------           ----------           ----------
     Total Current Assets                                          99,571              426,302                   --
                                                               ==========           ==========           ==========

     Due from Affliate                                            218,728
                                                               ==========           ==========           ==========

     Fixed Assets                                                 157,624                4,941
          Less Accumulated Depraciation                           (22,877)
                                                               ----------           ----------           ----------
          Total Fixed Assets                                      134,747                4,941                 0255
                                                               ==========           ==========           ==========
     Other Assets
          Investments                                             748,505            3,079,380               (6,100)
          Development Costs                                        56,542
          Organization Cost Amortization                           (7,625)              15,250
          Organization Costs                                       15,250                 0255
          Investment in Parent                                     14,130                 0255                 0255
                                                               ----------           ----------           ----------
     Total Other Assets                                           819,177            3,518,248                9,150
                                                               ==========           ==========           ==========

Total Assets                                                    1,272,223            3,513,307                9,150
                                                               ==========           ==========           ==========

LIABILITIES & EQUITY
     Liabilites
         Current Liabilities
          Accounts Payable                                        841,231              735,420            1,047,270
          Due to Shareholders                                      35,000               35,000              466,445
          Notes Payable                                           250,000              275,000              450,000
                                                               ----------           ----------           ----------
     Total Current Liabilites                                   1,126,231            1,045,420            1,963,715
                                                               ==========           ==========           ==========
     Due to Parent                                                939,741
                                                               ==========           ==========           ==========
     Shareholders Equity (Deficit)
          Additional Paid In Capital                                                 8,447,772              989,502
          Preferred Stock, no par value
          10,000,000 shares authorized no shares
          issued or outstanding
          Common Stock $.001 par value
          50,000,000 shares authorized
          49,555,626 issued and outstanding                        49,556               22,435               15,030

     Accumulated Deficit                                         (843,305)          (5,997,379)          (2,959,097)
                                                               ----------           ----------           ----------
     Total Stockholders' Deficit                                 (793,749)           2,472,828           (1,954,565)
                                                               ----------           ----------           ----------
TOTAL LIABILITES & EQUITY
                                                                1,272,223            3,518,248                9,150
                                                               ==========           ==========           ==========

                                  Watchout! Inc
                                 Profit and Loss
                            As of September 30, 2000

                                                     Sept 30, 00              June 30 0 0              Dec 31, 99
                                                    ------------             ------------             -------------
     Revenue                                        $     84,148

     Operating Expense
      Foreign Exchange Gain                               (4,544)
     Depreciation and Amortization                        22,877                    1,525                     3,050
     Bank Charges                                            721                      431
     Consulting Fees                                     169,889                2,720,157
     Dues and Subscriptions                               11,156                      942
     Marketing and promotions                                 --                   13,200
     Office Expense                                       45,872                    1,704
     Payroll expense                                     151,947                1,028,891
     Employee benefits                                     4,605                      950
     Professional fees                                    58,173                  162,422                     9,080
     Rent                                                 55,661
     Telephone & Communications                           20,353                    6,125
     Travel                                               41,523                   61,296
                                                    ------------             ------------             -------------

     Total Operating Expense                             578,233                3,997,643                    12,130
                                                    ------------             ------------             -------------

     Net Operating Income (loss)                        (494,085)                                           (12,130)
     Other Income (expense)
     Forgiveness of debt                                      --                  959,460
     Interest                                                 --                   34,066
                                                    ------------             ------------             -------------
     Loss on Recapitalization                           (349,220)
     Total Other Income (expense)                       (349,220)                 959,460                    34,066
                                                    ------------             ------------             -------------

Net Income (Loss)                                       (843,305)              (3,038,183)                  (46,196)
                                                    ============             ============             =============

Weighted Average Common Share                         49,555,626               22,435,245                15,030,245
                                                    ============             ============             =============

Income (loss) Per Share                             $      (0.02)            $      (0.14)            $       (0.00)
                                                    ============             ============             =============

                                  Watchout Inc
                             Statement of Cash Flow
                            As Of September 30, 2000

                                                                                      Sept 30,00                  Dec 31,99
                                                                                      ----------                  ---------
Net Income (loss) for the Period                                                        (843,305)                  (46,198)
Depreciation and Amortization                                                             22,877                     3,050
                                                                                      ----------                   -------

CASH USED IN OPERATING ACTIVITES                                                        (820,428)

            Increase in accounts payable and accrued liabilities                         841,231                   (42,568)
            Increase in prepaid expense                                                  (23,325)
            Increase in account receivable                                               (48,624)
                                                                                      ----------                   -------

                        Net cash provided (used) by operating activities                 (51,146)                     (580)
                                                                                      ----------                   -------

CASH FLOWS FROM INVESTING ACTIVITIES
            Acquisition of investments                                                  (748,505)
            Purchase of Office equipment                                                (157,625)
            Development Cost                                                             (56,545)
            Investment in Parent Company                                                 (14,130)
            Investment in Affliate                                                      (218,728)
                                                                                      ----------                   -------

                           Net cash used in investing activities                      (1,195,533)
                                                                                      ----------                   -------

CASH FLOW FROM FINANCING
            Assumption of debt instruments                                               285,000
            Proceeds from Common Stock                                                    49,560
            Advance from Parent                                                          939,741
                                                                                      ----------                   -------

                       Net cash from finanicng activites                               1,274,301
                                                                                      ----------                   -------

                        Net increase (decrease) in cash and cash equivalents              27,622                      (580)
                                                                                      ----------                   -------
                        cash at the beginning of the period                                   --                       580

                        Cash at the end of the period                                     27,622                         0
                                                                                      ==========                   =======

                                 WATCHOUT! INC.
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2000

NOTE 1-Organization and summary of Significant Accounting Policies:

Organization

The company was incorporated July 22, 1983 under the laws of Utah for the purpose of obtaining, capital to seek potentially profitable business opportunities. Since inception, the Company has been engaged in organizational activities. In 1997, the Company acquired two entities: Watchout, a California Corporation, and Goldpoint International, a limited liability company. In November of 1998, the corporation changed it's name to Watchout!, Inc.

On September 1, 2000 the company acquired Cormax Business Solutions Ltd., an Alberta, Canada, Incorporated Company in a transaction accounted for as a recapitalization. The recapitalization was effected through the issue of 25,100,000 common shares of the company, constituting approximately 50.24%of the shares after the acquisition, in exchange for all the outstanding shares of Cormax Business Solutions LTD.

As a result of the application of the accounting principles governing recapitalization, Cormax is treated as the acquiring or continuing entity for the financial accounting purposes.

The recapitalization of Cormax was affected through the issuance of stock, by Cormax in exchange for the net tangible assets of the company, valued at fair value, which approximates the company's historical costs. As a result the consolidated financial statements will be deemed to be a continuation of Cormax historical financial statements.

The Company's fiscal year end is December 31.

Pursuant to a stock exchange agreement between the Company and Cavalcade of Sports Network, Inc., a Nevada Corporation, ("Cavalcade"), the Company acquired from Cavalcade all the issued and outstanding shares of common stock of Cormax Business Solutions Ltd., an Alberta Canada company. As a result of the agreement, the shareholders of Cavalcade acquired ownership of a majority of the issued and outstanding shares of common stock of the Company.

In conducting its due diligence on the stock exchange agreement, Cavalcade became aware of certain transactions that were not reflected in the 10QSB reports filed by Watchout! Inc. for the quarterly periods ended Mar 31, 2000 and June 30, 2000. The accompanying financial statements reflect indebtedness that was forgiven pursuant to an agreement that became effect February 11, 2000; transactions that took place through a corporation which was acquired by Wacthout! Inc.; and additional debt incurred in the first Six Months 0f 2000; and debt retired through the issuance of shares of the company and debt forgiveness.

Cash and Cash Equivalents:

For the purpose of the statement of cash flows, cash and cash equivalents include cash in banks and money market accounts.

Research & Development

Research and development costs are capitalized.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amount of assets and liabilities at the date of the financial statements and the reported activities during the reporting period. Actual results may differ from those estimates.

Income Taxes

No provisions have been made for income taxes. As of December 31, 1999, the company had net operating loss (NOL) carryfowards for federal income tax purposes of approximately $2,959,047. These operating losses may be used to offset future taxable income. Unused carryfowards will expire in 2014.

                                 WATCHOUT!, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2000

NOTE 1- Organization and Summary of Significant Accounting Policies: (Continued)

Income Taxes:

The Financial Accounting Standards Board (FASB) has issued Statement of Financials Accounting Standard Number 109 ("SFAS 109"), "Accounting for Income Taxes", which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities.

At December 31, 1999, the company had net operating loss carryfowards of approximately $2,959,097 for federal income tax purposes. The carryfowards, if not utilized to offset taxable income will expire at the end of the indicated years:

2009                                          $  102,487
2010                                              89,956
2011                                             895,058
2012                                             968,502
2013                                             856,896
2014                                              46,198
                                              ----------
                                              $2,959,097
                                              ==========

There was no provision or benefit for income taxes in fiscal 1999.

NOTE 2-Investments:

The company made investment totaling $679,380 during the period February 11 to April 15, 2000 in WirelessOn.com, a Canadian wireless communication company.

This represents an eight percent (8%) ownership in WirelessOn.com.

The company made an investment in Micromatix.net. Two payments of $150,000 were made in exchange for 483,000 shares in Micromatix.net. Micromatix.net is a publicly traded company, traded on the OTCBB under the symbol "IMTL". On August 8, 2000 the board of directors of Micromatix.net approved a 7-1 reverse split and is now traded under the OTCBB symbol " IMTE". Publicly traded stocks are valued at market effective September 30, 2000.

                                 WATCHOUT!, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 September 30, 2000


NOTE 2-Investments: (continued)

On February 25, 2000 the company entered into an agreement to make an investment in MJAC Communications(MJAC). In consideration for 2,500,000 shares of restricted stock, Watchout! was to receive a 51% ownership stake in MJAC. MJAC holds the marketing and licensing rights to become a level one Internet Service Provider in the greater Washington DC area. The Investment closed on February 8, 2000 and the parties subsequently agreed to terminate the agreement on June 20, 2000.

NOTE 3- Notes Payable:

Following is a summary of notes payable at September 30, 2000


Note Payable to individual, 12%, unsecured due on demand          166,000

Note Payable to individual, 12%, unsecured, due on demand          84,000
                                                                 --------
                                                                 $250,000
                                                                 ========
NOTE 4 - Going Concern:

The company has incurred net operating losses of $494,045. As of September 30,2000, current liabilities exceeded current assets by $1,063,660. In view of these matters, the future success of the Company is likely to depend on its ability to obtain additional capital and its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

NOTE 5 - Subsequent Events

1. On October 10, 2000 the Company made a proposal to certain of its creditors, To which a total amount of 1,389,075 was owed to issue a total of 1,389,075 shares in satisfaction of its indebdtedness. Creditors to which $623,163 is owed have accepted the Company's proposal. Creditors owed a total of $765,912 have yet to accept the Company's proposal and a total of 765,912 shares are reserved for issuance to such creditors.

2. On December 29, 2000 the Company entered into a letter of intent to acquire 92% of the common shares of Wirelesson.com Ltd. The Company presently holds 8% of Wirelesson.com's common shares. Wirelesson is a provider of advances internet and networking solutions delivering high speed reliable internet connections. Its wholly owned subsidiary Expanded Solutions Systems Inc. provides consultation, hardware, software and services to build advanced technology solutions. The letter of intent provides that Watchout! will issue 1.0 million of its common shares to acquire the shares of Wirelesson that it does not currently hold; would provide employee contract to two key employees of wirelesson. In addition Watchout! will be obligated to pay the two key employees of Wirelesson a bonus of $100,000 Cdn each and to issue them shares of watchout! with a market value of $1.8 million if certain revenue and profit figures are reached by Wirelesson. In connection with the acquisition of the shares of Wirelesson, Watchout! is obligated to pay a commission of $100,000 on or before July 1, 2001.

================================================================================




                                   PROSPECTUS

                                5,000,000 SHARES

                                [WATCHOUT! LOGO]

                                  COMMON STOCK





                   SUBJECT TO COMPLETION - [January 12, 2001]




================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's corporate policy provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Utah law. The policy also provides that the Registrant may indemnify anyone who is or was an officer, director or employee of the Registrant (or who is or was an officer, director or employee of any other enterprise at the request of the Registrant), to the fullest extent permitted by Utah Law.

Insofar as indemnification for liabilities arising under the Securities Act, Indemnification may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 27. EXHIBITS


         All exhibits were previously filed unless otherwise noted.


Exhibit #        Description                   Location
---------        -----------                   --------
3.1              Articles of Incorporation     Exhibit to Annual Report
                                               on Form 10K  for  Fiscal
                                               Year ended June  30, 1986

3.2              Bylaws of Registrant          Exhibit to Annual Report
                                               on Form 10K  for  Fiscal
                                               Year ended June  30, 1986

3.3              Amendment to Articles of      Exhibit to Form 8-K filed
                 Incorporation                 December 14, 1998

10.1             Share Purchase Agreement      Exhibit to Form 8-K filed
                                               March 2000

10.2             Letter of Intent - Inter-     Exhibit to Form 8-K filed
                 national Mercantile Corp.     March 2000

10.3*            Lease of Watchout! Inc.'s office in Calgary, Alberta

10.4*            Lease of Watchout! Inc.'s office in Bethesda, Maryland

10.5*            Consulting Agreement between Watchout! Inc. and West Canadian
                 Oil & Gas Inc.

10.6* Letter of Intent to Acquire Wirelesson.com Ltd. And Expanded Systems Solutions Inc.

10.7*            Service Contract between Watchout! Inc and Eyewear Online Inc.

10.8*            Loan Agreement between Watchout! Inc. and Grupo Gia.

27.1*            Financial Data Schedule

------------
*        Filed herewith.

ITEM 28. UNDERTAKINGS

(a)      The Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution (iv) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (v) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commissions such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Province of Alberta on January 11, 2001.


                                  WATCHOUT!, INC.

                                  By:  /s/ Todd A Violette
                                  -------------------------------
                                      Todd A Violette, Chairman of The Board

                                  EXHIBIT INDEX
                                  -------------

         All exhibits were previously filed unless otherwise noted.


Exhibit #        Description                   Location
---------        -----------                   --------
3.1              Articles of Incorporation     Exhibit to Annual Report
                                               on Form 10K  for  Fiscal
                                               Year ended June  30, 1986

3.2              Bylaws of Registrant          Exhibit to Annual Report
                                               on Form 10K  for  Fiscal
                                               Year ended June  30, 1986

3.3              Amendment to Articles of      Exhibit to Form 8-K filed
                 Incorporation                 December 14, 1998

10.1             Share Purchase Agreement      Exhibit to Form 8-K filed
                                               March 2000

10.2             Letter of Intent - Inter-     Exhibit to Form 8-K filed
                 national Mercantile Corp.     March 2000

10.3*            Lease of Watchout! Inc.'s office in Calgary, Alberta

10.4*            Lease of Watchout! Inc.'s office in Bethesda, Maryland

10.5*            Consulting Agreement between Watchout! Inc. and West Candaian
                 Oil & Gas Inc.

10.6* Letter of Intent to Acquire Wirelesson.com Ltd. And Expanded Systems Solutions Inc.

10.7*            Service Contract between Watchout! Inc and Eyewear Online Inc.

10.8*            Loan Agreement between Watchout! Inc. and Grupo Gia.

27.1*            Financial Data Schedule

------------
*        Filed herewith.